EXHIBIT 8.1

June 8, 2007

FairPoint Communications, Inc.
521 East Morehead Street
Suite 250
Charlotte, North Carolina 28202

Ladies and Gentlemen:

        We have acted as special tax counsel to FairPoint Communications, Inc., a Delaware corporation ("FairPoint"), in connection with the Registration Statement on Form S-4 (File No. 333-141825) (the "Registration Statement") filed by FairPoint with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance by FairPoint of up to 54,185,794 shares (the "Shares") of its Common Stock, par value $0.01 per share, in connection with the proposed merger of Northern New England Spinco Inc. ("Spinco"), a wholly owned subsidiary of Verizon Communications Inc. ("Verizon"), with and into FairPoint (the "Merger").

        In delivering this opinion, we have examined the Registration Statement. We also have examined the originals, or duplicates or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein.

        In rendering the opinions set forth below, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or copies, and (v) the authenticity of the originals of such latter documents. We have also relied upon certain representations of FairPoint and Verizon and its affiliates.

        Our opinions set forth below are based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked, overruled or modified, and any such change may apply retroactively.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, the statements set forth in the Registration Statement under the caption "Material United States Federal Tax Consequences of the Spin-Off and the Merger," insofar as they relate to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to those certain material United States federal income tax consequences of the purchase, ownership and disposition of Shares identified therein as of the date hereof.

        We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein. Furthermore, our opinion is not binding on the Internal Revenue Service or the courts, any of which could take a contrary position.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal income tax law of the United States.

        We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the captions "Material United States Federal Tax Consequences of the Spin-Off and the Merger" and "Legal Matters" in the Registration Statement.

Very truly yours,
/s/ Paul, Hastings, Janofsky & Walker LLP